U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                         SEC File Number 1-12134

                                                        CUSIP Number 286199-10-4

Form 10-K

For Period Ending December 27, 1998

[  ] Form 10-K
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PART I:  REGISTRANT INFORMATION

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Full Name of Registrant:  Elephant & Castle Group, Inc.;

Former Name if Applicable (None)

Address of Principal Executive Office: 856 Homer Street, Vancouver, B.C. V6B 2W5, CANADA (604)684-6451

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PART II:  RULES 12b-25(b) and (c)

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         The subject annual report on Form 10-K will be filed on or before the fifteenth (15th) calendar day following the prescribed due date.

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PART III: NARRATIVE

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         The Registrant is unable to file timely due to administrative delays. Results of operations for the full year have been released. There is no material change from the results of operations which have been released.

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PART IV: OTHER INFORMATION

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         (1) Name and telephone number of person(s) to contact in regard to this notification

                  D. David Cohen, Esq.                    516-933-1700
                  Rick Bryant, Chief Financial Officer    604-684-6451
                  Dan DeBou, Chief Accounting Officer     604-684-6451

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X]YES [ ]NO

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]YES [X]NO

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           Not Applicable

Elephant & Castle Group, Inc.
(Name of Registrant specified by charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 24, 1999                       By  /s/Dan DeBou
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                                                Dan DeBou
                                                Chief Accounting Officer